Exhibit 99.1

Contact:	Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $2.8 Million in First Fiscal Quarter 2024

Vancouver, WA – July 27, 2023 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $2.8 million, or $0.13 per diluted share, in the first fiscal quarter ended June 30, 2023, compared to $3.0 million, or $0.14 per diluted share, in the fourth fiscal quarter ended March 31, 2023, and $4.7 million, or $0.21 per diluted share, in the first fiscal quarter a year ago.
“We delivered solid first fiscal quarter earnings, despite the economic challenges facing the banking industry,” stated Kevin Lycklama, president and chief executive officer. “The continued rise in interest rates, combined with a slowing economic outlook and inflationary pressures, has had an impact on bank profitability nationally, including our operations. We remain committed to building a strong franchise, and our ability to hire talent, generate loans, and digitize our products and services will only further enhance the value of our company over time. Our capital levels remain strong and we are well-positioned to come out stronger and more profitable on the other side of the current economic cycle.”
First Quarter Highlights (at or for the period ended June 30, 2023)

•	Net income was $2.8 million, or $0.13 per diluted share.
•	Pre-tax, pre-provision for credit losses income (non-GAAP) was $3.7 million for the quarter, compared to $4.8 million for the preceding quarter, and $6.0 million for the year ago quarter.
•	Net interest income was $10.4 million for the quarter, compared to $11.8 million in the preceding quarter and $12.7 million in the first fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.79% for the quarter, compared to 3.16% in the preceding quarter and 3.11% for the year ago quarter.
•	Return on average assets was 0.72% and return on average equity was 7.31%.
•	Asset quality remained strong, with non-performing assets excluding SBA and USDA government guaranteed loans (non-GAAP) at $210,000, or 0.01% of total assets at June 30, 2023.
•
Riverview recorded no provision for credit losses during the current quarter, compared to a $750,000 provision for credit losses during the preceding quarter, and no provision for credit losses in the first fiscal quarter a year ago.

•	The allowance for credit losses was $15.3 million, or 1.53% of total loans.
•	Total loans were $1.00 billion at June 30, 2023, compared to $1.01 billion three months earlier and one year earlier.
•	Total deposits were $1.24 billion compared to $1.27 billion three months earlier.
•
Riverview has approximately $231.1 million in available liquidity at June 30, 2023, including $175.7 million of borrowing capacity from Federal Home Loan Bank of Des Moines (“FHLB”) and $55.4 million from the Federal Reserve Bank of San Francisco (“FRB”). Riverview has access but has yet to utilize the Federal Reserve Bank’s Bank Term Funding Program ("BTFP"). At June 30, 2023, the Bank had $136.1 million in outstanding FHLB borrowings.

•	The uninsured deposit ratio was 15.9% at June 30, 2023.
•	Total risk-based capital ratio was 16.82% and Tier 1 leverage ratio was 10.54%.
•	Paid a quarterly cash dividend during the quarter of $0.06 per share.

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

Income Statement Review
Riverview’s net interest income was $10.4 million in the current quarter, compared to $11.8 million in the preceding quarter, and $12.7 million in the first fiscal quarter a year ago. The decrease in net interest income compared to the prior quarter was driven primarily by an increase in interest expense on deposits and borrowings due to rising interest rates.
Riverview’s NIM was 2.79% for the first quarter of fiscal 2024, a 37 basis-point contraction compared to 3.16% in the preceding quarter and a 32 basis-point decrease compared to 3.11% in the first quarter of fiscal 2023. “The NIM contraction during the current quarter, compared to the prior quarter, was a result of higher interest expense due to increased rates on our deposit products and the interest expense related to our borrowings,” said David Lam, executive vice president and chief financial officer.
Investment securities totaled $444.2 million at June 30, 2023, compared to $455.3 million at March 31, 2023. The average securities balances for the quarters ended June 30, 2023, March 31, 2023, and June 30, 2022, were $476.1 million, $483.3 million, and $441.6 million, respectively. The weighted average yields on securities balances for those same periods were 2.05%, 2.07%, and 1.74%, respectively. The duration of the investment portfolio at June 30, 2023 was approximately 5.1 years. The anticipated investment cashflows over the next twelve months is approximately $40.6 million.
Riverview’s yield on loans was stable at 4.50% during the first fiscal quarter and in the preceding quarter, and improved from 4.39% in the first fiscal quarter a year ago. Loan yields remain under pressure due to the concentration of fixed-rate loans in the Company’s portfolio. Deposit costs increased to 0.44% during the first fiscal quarter compared to 0.19% in the preceding quarter, and 0.07% in the first fiscal quarter a year ago.
Non-interest income increased to $3.3 million during the first fiscal quarter compared to $3.0 million in the preceding quarter and $3.1 million in the first fiscal quarter of 2023. Overall, fees and service charges increased as a result of an increase in debit interchange and brokered loan fee income compared to last quarter.
Asset management fees increased to $1.4 million during the first fiscal quarter compared to $1.3 million in the preceding quarter, and $1.2 million in the first fiscal quarter a year ago. Riverview Trust Company’s assets under management were $901.6 million at June 30, 2023, compared to $890.6 million at March 31, 2023 and $1.2 billion at June 30, 2022.
Non-interest expense was $10.0 million during the first quarter, which was unchanged compared to the preceding quarter. Non-interest expense was $9.8 million in the first fiscal quarter a year ago. Salary and employee benefits were lower during the quarter as a result of some current open positions due to the competitive landscape for attracting and retaining employees. Data processing expenses increased during the quarter due to some billing credits recognized in the prior quarter which reduced our expenses. Advertising and marketing expenses increased during the quarter as a result of an ongoing focus on the new core customer acquisition and marketing efforts for our 100th anniversary.  The efficiency ratio was 73.1% for the first fiscal quarter compared to 67.3% in the preceding quarter and 61.9% in the first fiscal quarter a year ago.
Return on average assets was 0.72% in the first quarter of fiscal 2024 compared to 0.76% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) were 7.31% and 8.86%, respectively, compared to 7.80% and 9.48%, respectively, for the prior quarter.
Riverview’s effective tax rate for the first quarter of fiscal 2024 was 22.4%, compared to 27.0% for the preceding quarter and 22.7% for the year ago quarter.
Balance Sheet Review
Total loans were stable at $1.00 billion at June 30, 2023, compared to $1.01 billion three months earlier and a year earlier. The decrease compared to the prior quarter was mainly due to normal amortization and loan payoffs. Riverview’s loan pipeline grew to $75.8 million at June 30, 2023, compared to $54.5 million at the end of the prior quarter. New loan originations during the quarter totaled $20.3 million compared to $20.8 million in the preceding quarter and $90.7 million in the first quarter a year ago.

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

Undisbursed construction loans totaled $45.3 million at June 30, 2023, compared to $36.8 million at March 31, 2023, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $21.7 million at June 30, 2023, compared to $23.2 million at March 31, 2023. Revolving commercial business loan commitments totaled $62.5 million at June 30, 2023, which was nearly unchanged compared to three months earlier. Utilization on these loans totaled 27.0% at June 30, 2023, compared to 20.3% at March 31, 2023. The weighted average rate on loan originations during the quarter was 6.53% compared to 6.80% in the preceding quarter.
The office building loan portfolio totaled $116.2 million at June 30, 2023 compared to $117.0 million a year ago. The average loan balance of this loan portfolio was $1.5 million and had an average loan-to-value ratio of 56.2% and an average debt service coverage ratio of 2.0.
Total deposits were $1.24 billion at June 30, 2023, compared to $1.27 billion at March 31, 2023, and $1.50 billion a year ago. The decrease was attributed to deposit pricing pressures and customers seeking out higher yielding investment alternatives, including Riverview Trust Company’s money market accounts. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 50.1% at June 30, 2023, compared to 52.1% at March 31, 2023 and 52.0% at June 30, 2022.
FHLB advances were $136.1 million at June 30, 2023 and were comprised of overnight advances and a short-term borrowing. This compared to $123.8 million at March 31, 2023 and no outstanding FHLB advances a year earlier. These FHLB advances were utilized to partially offset the decrease in deposit balances. The BTFP was created by the Federal Reserve to support and make additional funding available to eligible depository institutions to help banks meet the needs of their depositors. Riverview has registered and is eligible to utilize the BTFP. Riverview does not intend to utilize the BTFP, but could do so should the need arise.
Shareholders’ equity was $154.1 million at June 30, 2023, compared to $155.2 million three months earlier and $154.4 million a year earlier. The decrease in shareholders’ equity at June 30, 2023, compared to the prior quarter was primarily due to a $2.2 million increase in accumulated other comprehensive loss related to an increase in the unrealized loss on available for sale securities, reflecting the increase in interest rates during the current quarter. Tangible book value per share (non-GAAP) was $6.00 at June 30, 2023, compared to $6.02 at March 31, 2023, and $5.78 at June 30, 2022. Riverview paid a quarterly cash dividend of $0.06 per share on July 24, 2023, to shareholders of record on July 11, 2023.
Credit Quality
In accordance with changes in generally accepted accounting principles, Riverview adopted the new credit loss accounting standard known as Current Expected Credit Loss (“CECL”) on April 1, 2023. With the adoption, the allowance for credit losses (“ACL”) for loans increased by $42,000. Under CECL, the ACL is based on expected credit losses rather than on incurred losses. Adoption of CECL, which includes the ACL and allowance for unfunded loan commitments, resulted in a cumulative effect after-tax adjustment to stockholders’ equity as of April 1, 2023, of $53,000, which had no impact on earnings.
Asset quality remained strong, with non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP), at $210,000, or 0.02% of total loans as of June 30, 2023, compared to $265,000, or 0.03% of total loans at March 31, 2023, and $262,000, or 0.03% of total loans at June 30, 2022. Including government guaranteed loans, non-performing assets were $1.0 million, or 0.06% of total assets, at June 30, 2023, compared to $1.9 million, or 0.12% of total assets, three months earlier and $27.5 million, or 1.62% of total assets, at June 30, 2022. The $1.0 million includes non-performing government guaranteed loans where payments have been delayed due to the servicing transfer of these loans between two third-party servicers. Once the servicing transfer is complete, Riverview expects to receive the delayed payments and expects non-performing assets to decrease even further. The Company continues to work through the reconciliation of the remaining government guaranteed loans with the third-party servicer.

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

Riverview recorded net loan charge offs of $8,000 during the first fiscal quarter. This compared to net loan recoveries of $1,000 for the preceding quarter. Riverview recorded no provision for credit losses for the first fiscal quarter. In the prior quarter, Riverview recorded a $750,000 provision for credit losses as a result of a downgrade in a mixed use office building located in downtown Portland. This loan remains well secured with a loan-to-value of approximately 36%. The Company does not expect to recognize any loss on this loan.
Classified assets were $1.1 million at June 30, 2023, compared to $2.6 million at March 31, 2023, and $6.4 million at June 30, 2022. The classified asset to total capital ratio was 0.6% at June 30, 2023, compared to 1.5% three months earlier and 3.7% a year earlier. Criticized assets were $24.5 million at June 30, 2023, compared to $19.1 million at March 31, 2023 and $1.3 million at June 30, 2022. The increase in criticized assets during the current quarter was due to a relationship downgrade during the quarter but the Company does not believe this is a systemic credit issue.
The allowance for credit losses was $15.3 million at June 30, 2023 compared to $15.3 million at March 31, 2023, and $14.6 million one year earlier. The allowance for credit losses represented 1.53% of total loans at June 30, 2023, compared to 1.52% at March 31, 2023, and 1.44% a year earlier. The allowance for credit losses to loans, net of SBA guaranteed loans (including SBA purchased and PPP loans) (non-GAAP), was 1.62% at June 30, 2023, and at March 31, 2023, and 1.53% a year earlier.

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.82% and a Tier 1 leverage ratio of 10.54% at June 30, 2023. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.14% at June 30, 2023.

Stock Repurchase Program
In November 2022, Riverview announced that its Board of Directors authorized the repurchase of up to $2.5 million of the Company’s outstanding shares in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on November 28, 2022, and continuing until the earlier of the completion of the repurchase or May 28, 2023, depending upon market conditions. During the first fiscal quarter of fiscal year 2024, the Company repurchased 109,162 shares at an average price of $5.29 per share. As of May 5, 2023, Riverview had completed the full $2.5 million authorized, repurchasing 394,334 shares at an average price of $6.34 per share.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022

Shareholders' equity (GAAP)	$154,066	$155,239	$154,433
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(352)	(379)	(466)
Tangible shareholders' equity (non-GAAP)	$126,638	$127,784	$126,891

Total assets (GAAP)	$1,582,817	$1,589,712	$1,697,711
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(352)	(379)	(466)
Tangible assets (non-GAAP)	$1,555,389	$1,562,257	$1,670,169

Shareholders' equity to total assets (GAAP)	9.73%	9.77%	9.10%

Tangible common equity to tangible assets (non-GAAP)	8.14%	8.18%	7.60%

Shares outstanding	21,115,919	22,221,960	21,943,160

Book value per share (GAAP)	$7.30	$7.32	$7.04

Tangible book value per share (non-GAAP)	$6.00	$6.02	$5.78

Pre-tax, pre-provision income
	Three Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022

Net income (GAAP)	$2,843	$2,983	$4,652
Include: Provision for income taxes	823	1,102	1,366
Include: Provision for credit losses	-	750	-
Pre-tax, pre-provision income (non-GAAP)	$3,666	$4,835	$6,018

Allowance for credit losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022

Allowance for credit losses	$15,343	$15,309	$14,559

Loans receivable (GAAP)	$1,004,407	$1,008,856	$1,012,465
Exclude: SBA purchased loans	(54,963)	(55,488)	(59,943)
Loans receivable excluding SBA purchased loans (non- GAAP)	$949,444	$953,368	$952,522

Allowance for credit losses to loans receivable (GAAP)	1.53%	1.52%	1.44%

Allowance for credit losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	1.62%	1.61%	1.53%

Non-performing loans reconciliation, excluding SBA Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022

Non-performing loans (GAAP)	$1,025	$1,852	$27,534
Less: Non-performing SBA Government Guaranteed loans	(815)	(1,587)	(27,272)
Adjusted non-performing loans excluding SBA Government Guaranteed loans (non-GAAP)	$210	$265	$262

Non-performing loans to total loans (GAAP)	0.10%	0.18%	2.72%

Non-performing loans, excluding SBA Government Guaranteed loans to total loans (non-GAAP)	0.02%	0.03%	0.03%

Non-performing loans to total assets (GAAP)	0.06%	0.12%	1.62%

Non-performing loans, excluding SBA Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.02%	0.02%

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.58 billion at June 30, 2023, it is the parent company of the 100-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 10 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)	June 30, 2023	March 31, 2023	June 30, 2022
ASSETS

Cash (including interest-earning accounts of $15,771, $10,397,	$29,947	$22,044	$141,836
and $127,859)
Certificate of deposits held for investment	-	249	249
Investment securities:
Available for sale, at estimated fair value	204,319	211,499	181,697
Held to maturity, at amortized cost	239,853	243,843	256,002
Loans receivable (net of allowance for credit losses of $15,343,
$15,309 and $14,559)	989,064	993,547	997,906
Prepaid expenses and other assets	14,147	15,950	26,925
Accrued interest receivable	4,765	4,790	5,012
Federal Home Loan Bank stock, at cost	7,360	6,867	2,019
Premises and equipment, net	21,692	20,119	16,973
Financing lease right-of-use assets	1,259	1,278	1,336
Deferred income taxes, net	10,998	10,286	9,060
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	352	379	466
Bank owned life insurance	31,985	31,785	31,154

TOTAL ASSETS	$1,582,817	$1,589,712	$1,697,711

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,243,322	$1,265,217	$1,495,605
Accrued expenses and other liabilities	19,631	15,730	18,026
Advance payments by borrowers for taxes and insurance	574	625	523
Junior subordinated debentures	26,940	26,918	26,854
Federal Home Loan Bank advances	136,069	123,754	-
Finance lease liability	2,215	2,229	2,270
Total liabilities	1,428,751	1,434,473	1,543,278

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2023 – 21,115,919 issued and outstanding;
March 31, 2023 – 21,221,960 issued and outstanding;	211	212	219
June 30, 2022 – 22,154,170 issued and 21,943,160 outstanding;
Additional paid-in capital	55,016	55,511	60,838
Retained earnings	119,351	117,826	108,266
Accumulated other comprehensive loss	(20,512)	(18,310)	(14,890)
Total shareholders’ equity	154,066	155,239	154,433

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,582,817	$1,589,712	$1,697,711

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2023	March 31, 2023	June 30, 2022
INTEREST INCOME:
Interest and fees on loans receivable	$11,210	$11,248	$10,897
Interest on investment securities - taxable	2,334	2,381	1,834
Interest on investment securities - nontaxable	66	65	66
Other interest and dividends	347	247	397
Total interest and dividend income	13,957	13,941	13,194

INTEREST EXPENSE:
Interest on deposits	1,373	605	281
Interest on borrowings	2,225	1,522	252
Total interest expense	3,598	2,127	533
Net interest income	10,359	11,814	12,661
Provision for credit losses	-	750	-

Net interest income after provision for credit losses	10,359	11,064	12,661

NON-INTEREST INCOME:
Fees and service charges	1,600	1,459	1,721
Asset management fees	1,381	1,275	1,160
Bank owned life insurance ("BOLI")	200	195	190
Other, net	104	42	55
Total non-interest income, net	3,285	2,971	3,126

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,043	6,163	5,952
Occupancy and depreciation	1,583	1,571	1,514
Data processing	674	538	778
Amortization of core deposit intangible	27	29	29
Advertising and marketing	313	229	197
FDIC insurance premium	177	183	116
State and local taxes	226	263	191
Telecommunications	53	51	50
Professional fees	343	277	301
Other	539	646	641
Total non-interest expense	9,978	9,950	9,769

INCOME BEFORE INCOME TAXES	3,666	4,085	6,018
PROVISION FOR INCOME TAXES	823	1,102	1,366
NET INCOME	$2,843	$2,983	$4,652

Earnings per common share:
Basic	$0.13	$0.14	$0.21
Diluted	$0.13	$0.14	$0.21
Weighted average number of common shares outstanding:
Basic	21,136,097	21,391,759	22,027,874
Diluted	21,141,184	21,400,278	22,037,320

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

(Dollars in thousands)	At or for the three months ended
	June 30, 2023	March 31, 2023	June 30, 2022
AVERAGE BALANCES
Average interest–earning assets	$1,496,201	$1,518,641	$1,635,048
Average interest-bearing liabilities	1,013,649	991,470	1,056,807
Net average earning assets	482,552	527,171	578,241
Average loans	1,001,103	1,012,975	995,066
Average deposits	1,250,358	1,315,519	1,518,961
Average equity	156,460	155,146	156,636
Average tangible equity (non-GAAP)	129,015	127,673	129,080

ASSET QUALITY	June 30, 2023	March 31, 2023	June 30, 2022

Non-performing loans	$1,025	$1,852	$27,534
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	$210	$265	$262
Non-performing loans to total loans	0.10%	0.18%	2.72%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.02%	0.03%	0.03%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$1,025	$1,852	$27,534
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	$210	$265	$262
Non-performing assets to total assets	0.06%	0.12%	1.62%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.02%	0.02%
Net loan charge-offs (recoveries) in the quarter	$8	$(1)	$(36)
Net charge-offs (recoveries) in the quarter/average net loans	0.00%	0.00%	(0.01)%

Allowance for credit losses	$15,343	$15,309	$14,559
Average interest-earning assets to average
interest-bearing liabilities	147.61%	153.17%	154.72%
Allowance for credit losses to
non-performing loans	1496.88%	826.62%	52.88%
Allowance for credit losses to total loans	1.53%	1.52%	1.44%
Shareholders’ equity to assets	9.73%	9.77%	9.10%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.82%	16.94%	16.31%
Tier 1 capital (to risk weighted assets)	15.56%	15.69%	15.06%
Common equity tier 1 (to risk weighted assets)	15.56%	15.69%	15.06%
Tier 1 capital (to average tangible assets)	10.54%	10.47%	9.29%
Tangible common equity (to average tangible assets) (non-GAAP)	8.14%	8.18%	7.60%

DEPOSIT MIX	June 30, 2023	March 31, 2023	June 30, 2022

Interest checking	$240,942	$254,522	$301,047
Regular savings	231,838	255,147	326,337
Money market deposit accounts	242,558	221,778	281,300
Non-interest checking	381,834	404,937	476,618
Certificates of deposit	146,150	128,833	110,303
Total deposits	$1,243,322	$1,265,217	$1,495,605

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2023	(Dollars in thousands)
Commercial business	$244,725	$-	$-	$244,725
Commercial construction	-	-	32,159	32,159
Office buildings	-	116,156	-	116,156
Warehouse/industrial	-	108,936	-	108,936
Retail/shopping centers/strip malls	-	81,986	-	81,986
Assisted living facilities	-	392	-	392
Single purpose facilities	-	249,169	-	249,169
Land	-	6,367	-	6,367
Multi-family	-	54,340	-	54,340
One-to-four family construction	-	-	11,781	11,781
Total	$244,725	$617,346	$43,940	$906,011

March 31, 2023
Commercial business	$232,868	$-	$-	$232,868
Commercial construction	-	-	29,565	29,565
Office buildings	-	117,045	-	117,045
Warehouse/industrial	-	106,693	-	106,693
Retail/shopping centers/strip malls	-	82,700	-	82,700
Assisted living facilities	-	396	-	396
Single purpose facilities	-	257,662	-	257,662
Land	-	6,437	-	6,437
Multi-family	-	55,836	-	55,836
One-to-four family construction	-	-	18,197	18,197
Total	$232,868	$626,769	$47,762	$907,399

LOAN MIX	June 30, 2023	March 31, 2023	June 30, 2022
Commercial and construction	(Dollars in thousands)
Commercial business	$244,725	$232,868	$227,023
Other real estate mortgage	617,346	626,769	647,363
Real estate construction	43,940	47,762	30,754
Total commercial and construction	906,011	907,399	905,140
Consumer
Real estate one-to-four family	96,607	99,673	105,775
Other installment	1,789	1,784	1,550
Total consumer	98,396	101,457	107,325

Total loans	1,004,407	1,008,856	1,012,465

Less:
Allowance for credit losses	15,343	15,309	14,559
Loans receivable, net	$989,064	$993,547	$997,906

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
June 30, 2023	(Dollars in thousands)
Commercial business	$74	$-	$74
Commercial real estate	95	-	95
Consumer	41	-	41
Subtotal	210	-	210

SBA Government Guaranteed	-	815	815

Total non-performing assets	$210	$815	$1,025

RVSB First Quarter Fiscal 2024 Results
July 27, 2023

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2023	March 31, 2023	June 30, 2022

Efficiency ratio (4)	73.13%	67.30%	61.88%
Coverage ratio (6)	103.82%	118.73%	129.60%
Return on average assets (1)	0.72%	0.76%	1.08%
Return on average equity (1)	7.31%	7.80%	11.91%
Return on average tangible equity (1) (non-GAAP)	8.86%	9.48%	14.46%

NET INTEREST SPREAD
Yield on loans	4.50%	4.50%	4.39%
Yield on investment securities	2.05%	2.07%	1.74%
Total yield on interest-earning assets	3.76%	3.73%	3.24%

Cost of interest-bearing deposits	0.65%	0.28%	0.11%
Cost of FHLB advances and other borrowings	5.61%	5.46%	3.47%
Total cost of interest-bearing liabilities	1.43%	0.87%	0.20%

Spread (7)	2.33%	2.86%	3.04%
Net interest margin	2.79%	3.16%	3.11%

PER SHARE DATA
Basic earnings per share (2)	$0.13	$0.14	$0.21
Diluted earnings per share (3)	0.13	0.14	0.21
Book value per share (5)	7.30	7.32	7.04
Tangible book value per share (5) (non-GAAP)	6.00	6.02	5.78
Market price per share:
High for the period	$5.55	$7.90	$7.56
Low for the period	4.17	5.25	6.09
Close for period end	5.04	5.34	6.58
Cash dividends declared per share	0.0600	0.0600	0.0600

Average number of shares outstanding:
Basic (2)	21,136,097	21,391,759	22,027,874
Diluted (3)	21,141,184	21,400,278	22,037,320

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.